Exhibit 99.1        Press Release dated October 28, 2019

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2019 THIRD QUARTER FINANCIAL RESULTS

Pleasanton, CA – October 28, 2019 -

● Net sales of $309.9 million increased 9.1% year-over-year on stronger sales volumes
● Europe operating income of $5.4 million increased 36.3% year-over-year on reduced operating expenses
● Repurchased $21.4 million of the Company's common stock during the quarter
● Declared a $0.23 per share cash dividend

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the third quarter of 2019. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended September 30, 2019 with the quarter ended September 30, 2018 or the nine months ended September 30, 2019 with the nine months ended September 30, 2018.

2019 Third Quarter Financial Highlights

•	Consolidated net sales of $309.9 million increased 9.1% from $284.2 million.

◦
North America net sales of $265.5 million increased 10.7% from $239.9 million, primarily due to increased sales volume and higher average product prices. Canada's net sales were negatively affected by foreign currency translation.

◦
Europe net sales of $42.2 million increased 0.5% from $42.0 million despite approximately $2.3 million of negative foreign currency translations resulting from some Europe currencies weakening against the United States dollar. In local currency, Europe net sales increased primarily due to increases in both volume and average product prices.

•	Consolidated gross profit of $137.6 million increased 2.8% from $133.9 million. Gross margin decreased to 44.4% from 47.1%.

◦
North America gross margin decreased to 45.6% from 48.8%, primarily due to increases in material costs, factory and overhead costs (on lower production) and labor costs, each as a percentage of net sales.

◦	Europe gross margin increased to 38.4% from 38.2%. Europe gross profit was also negatively affected by foreign currency translation.

•
Consolidated income from operations of $61.0 million increased 2.2% from $59.7 million. The increase in income from operations was primarily due to the increase in gross profit, partially offset by increases in personnel expense. Consolidated operating margin decreased to 19.7% from 21.0%.

◦	North America income from operations of $56.8 million increased slightly from $56.3 million, primarily due to the increase in gross profit, partly offset by increased personnel expense.

◦
Europe income from operations of $5.4 million increased 36.3% from $4.0 million, primarily due to lower operating expenses such as cash profit sharing and a non-recurring severance expense recorded in 2018.

•	The Company's effective income tax rate decreased to 26.2% from 27.1%.

•	Consolidated net income was $43.7 million, or $0.97 per diluted share of the Company's common stock, compared to net income of $44.4 million, or $0.95 per diluted share.

Year-to-Date (9-month) 2019 Financial Highlights

•	Consolidated net sales of $874.0 million increased 4.4% from $837.0 million.

◦
North America net sales of $746.0 million increased 5.7% from $705.9 million primarily due to increased average product prices, partly offset by lower sales volumes. Canada's net sales were negatively affected by approximately $1.2 million due to foreign currency translation. In local currency, Canada net sales increased primarily due to increases in average product prices.

◦
Europe net sales of $121.6 million decreased 2.0% from $124.1 million, primarily due to approximately $8.2 million of negative foreign currency translations resulting from some Europe currencies weakening against the United States dollar. In local currency, Europe net sales increased primarily due to increases in both average product prices and volume.

•	Consolidated gross profit of $382.1 million was flat compared to 2018. Gross margin decreased to 43.7% from 45.7%.

◦
North America gross margin decreased to 45.1% from 47.5%, primarily due to increases in material costs, labor costs and factory and overhead costs (on lower production), each as a percentage of net sales.

◦
Europe gross margin decreased slightly to 36.1% from 36.3%, primarily due to an increase in material costs as a percentage of net sales, partly offset by lower shipping and warehouse costs. Europe gross profit was negatively affected by foreign currency translation.

•
Consolidated income from operations of $144.6 million decreased 6.0% from $153.8 million. The decrease in income from operations was primarily due to increased general and administrative expenses and research and development and engineering costs, including $4.9 million in higher consulting and legal fees. Consolidated operating margin decreased to 16.5% from 18.4%.

◦	North America income from operations of $139.5 million decreased 8.7% from $152.7 million, primarily due to increased operating costs.

◦	Europe income from operations of $9.6 million increased 59.3% from $6.1 million, primarily due to lower operating expenses such as non-recurring severance expense recorded in 2018.

•	The Company's effective income tax rate decreased to 25.5% from 26.1%.

•	Consolidated net income was $105.9 million, or $2.35 per diluted share of the Company's common stock, compared to net income of $113.9 million, or $2.43 per diluted share.

•	Cash flow provided by operating activities increased approximately $41.4 million to $149.4 million from $108.0 million.

•	Cash flow used in investing activities increased approximately $4.4 million to $25.5 million from $21.2 million. Capital expenditures were approximately $24.5 million compared to $24.7 million.

Management Commentary

“Our 2019 third quarter net sales of $309.9 million were up 9% year-over-year primarily due to higher sales volume throughout almost all areas of our company and despite the strike at our Stockton facility during the month of September,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “U.S. housing starts, which are a leading indicator for approximately 60% of our business, grew by approximately 4.1% versus the comparable period last year. Notably, in the south where we provide a meaningful amount of content into homes, starts grew 8.3% year-over-year. We also experienced an increase in volumes over the second quarter of 2019 due primarily to unusually wet and cold weather conditions across the U.S. in the first half of 2019.”

Mrs. Colonias concluded, “As anticipated our third quarter gross margins were impacted by higher labor, factory and overhead, and material costs which we expect to continue for the remainder of 2019. That said, we are pleased with our third quarter results, including solid progress in Europe and our inventory management. We are cautiously optimistic U.S. housing starts will continue to improve, helping to drive our sales higher. We remain confident in our ability to execute against our key operating initiatives and 2020 Plan goals to drive long-term shareholder value and improved earnings power.”

Corporate Developments

•
On October 24, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per share. The dividend will be payable on January 23, 2020 to the Company's stockholders of record as of January 2, 2020.

•
During the third quarter of 2019, the Company repurchased 348,901 shares of the Company's common stock in the open market at an average price of $61.44 per share, for a total of $21.4 million. For the year, the Company repurchased 854,349 shares of the Company's common stock in the open market at an average price of $60.21 for a total of $51.4 million. As of September 30, 2019, approximately $48.6 million remained available for repurchase under the previously announced $100.0 million share repurchase authorization (which expires at the end of 2019).

•
In September 2019, the Company contracted to sell a facility that is currently used for mostly selling and distribution activities. The operation will relocate to a leased facility in the same general area. The sale is expected to close in November 2019. The Company estimates it will receive net proceeds between $8.0 to $10.0 million, after closing costs and sales price adjustments.

Business Outlook

Based on current business trends and conditions, the Company's outlook for the full fiscal year ending December 31, 2019 is as follows:

•	Gross margin is estimated to be in the range of approximately 43.5% to 44.0%.

•	Operating expenses, as a percentage of net sales, are estimated to be in the range of approximately 27.5% to 28.5%.

•	The effective tax rate is estimated to be in the range of approximately 25.5% to 26.5%, including both federal and state income tax rates.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s third quarter 2019 financial results conference call on Monday, October 28, 2019, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=136344 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, November 11, 2019, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13695131. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's Web site.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include, among others, those discussed under Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K and subsequent filings with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2019	2018	2019	2018
Net sales	$309,932	$284,178	$874,029	$836,964
Cost of sales	172,288	150,282	491,952	454,881
Gross profit	137,644	133,896	382,077	382,083
Research and development and engineering expense	11,972	10,441	35,287	32,840
Selling expense	27,672	26,879	84,471	83,653
General and administrative expense	37,047	37,358	117,941	113,565
Total operating expenses	76,691	74,678	237,699	230,058
Gain on disposal of assets	(14)	(460)	(265)	(1,769)
Income from operations	60,967	59,678	144,643	153,794
Interest expense, net and other	(1,778)	1,156	(2,394)	284
Income before taxes	59,189	60,834	142,249	154,078
Provision for income taxes	15,503	16,473	36,324	40,202
Net income	$43,686	$44,361	$105,925	$113,876
Earnings per common share:
Basic	$0.98	$0.96	$2.37	$2.46
Diluted	$0.97	$0.95	$2.35	$2.43
Weighted average shares outstanding:
Basic	44,477	46,192	44,673	46,375
Diluted	44,814	46,622	44,995	46,770
Cash dividend declared per common share	$0.23	$0.22	$0.68	$0.65
Other data:
Depreciation and amortization	$9,529	$9,416	$29,044	$29,049
Pre-tax equity-based compensation expense	$2,099	$2,753	$8,699	$8,773

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	September 30,		December 31,
(Amounts in thousands)	2019	2018	2018
Cash and cash equivalents	$194,061	$166,961	$160,180
Trade accounts receivable, net	180,898	192,981	146,052
Inventories	242,730	279,503	276,088
Assets held for sale	—	9,251	—
Other current assets	17,565	12,220	17,209
Total current assets	635,254	660,916	599,529
Property, plant and equipment, net	250,950	257,679	254,597
Operating lease right-of-use assets	34,463	—	—
Goodwill	131,191	136,459	130,250
Other noncurrent assets	34,450	39,559	37,287
Total assets	$1,086,308	$1,094,613	$1,021,663
Trade accounts payable	$40,861	$42,734	$34,361
Accrued liabilities and other current liabilities	125,006	124,717	117,219
Total current liabilities	165,867	167,451	151,580
Operating lease liabilities, net of current portion	27,256	—	—
Deferred income tax and other long-term liabilities	16,238	13,743	14,569
Stockholders' equity	876,947	913,419	855,514
Total liabilities and stockholders' equity	$1,086,308	$1,094,613	$1,021,663

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in thousands)	2019	2018	change*	2019	2018	change*
Net Sales by Reporting Segment
North America	$265,505	$239,898	10.7%	$746,009	$705,932	5.7%
Percentage of total net sales	85.7%	84.4%		85.4%	84.3%
Europe	42,219	42,020	0.5%	121,647	124,096	(2.0)%
Percentage of total net sales	13.6%	14.8%		13.9%	14.8%
Asia/Pacific	2,208	2,260	(2.3)%	6,373	6,936	(8.1)%
	$309,932	$284,178	9.1%	$874,029	$836,964	4.4%
Net Sales by Product Group**
Wood Construction	$255,869	$238,230	7.4%	$731,898	$710,880	3.0%
Percentage of total net sales	83%	84%		84%	85%
Concrete Construction	53,947	45,832	17.7%	141,883	125,847	12.7%
Percentage of total net sales	17%	16%		16%	15%
Other	116	116	N/M	248	237	N/M
	$309,932	$284,178	9.1%	$874,029	$836,964	4.4%
Gross Profit (Loss) by Reporting Segment
North America	$120,974	$116,969	3.4%	$336,251	$335,497	0.2%
North America gross margin	45.6%	48.8%		45.1%	47.5%
Europe	16,214	16,034	1.1%	43,900	45,082	(2.6)%
Europe gross margin	38.4%	38.2%		36.1%	36.3%
Asia/Pacific	455	893	(49.0)%	1,924	1,423	35.2%
Administrative and all other	1	—	N/M	2	81	N/M
	$137,644	$133,896	2.8%	$382,077	$382,083	—%
Income (Loss) from Operations***
North America	$56,844	$56,280	1.0%	$139,489	$152,724	(8.7)%
North America operating margin	21.4%	23.5%		18.7%	21.6%
Europe	5,386	3,953	36.3%	9,645	6,053	59.3%
Europe operating margin	12.8%	9.4%		7.9%	4.9%
Asia/Pacific	(481)	(86)	N/M	(837)	(1,749)	52.1%
Administrative and all other	(782)	(469)	N/M	(3,654)	(3,234)	N/M
	$60,967	$59,678	2.2%	$144,643	$153,794	(6.0)%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
***
Beginning in the first quarter of 2019, income from inter-segment sales, previously included in income from operations for segment reporting, is now presented below income from operations. Income from inter-segment sales eliminates in consolidation but was an expense in the North America and Europe segment and income in the Asia/Pacific segment.

N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400